As filed with the Securities and Exchange Commission on January 13, 2009
Registration No. 333-107873

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

ALPHARMA INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2095212
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification Number)
or organization)
440 Route 22 East
Bridgewater, NJ 08807
(908) 566-3800
(Address of Principal Executive Offices, including Zip Code)

2003 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Brian A. Markison
President and Chief Executive Officer
Alpharma Inc.
440 Route 22 East, Bridgewater, NJ 08807
(Name and Address of Agent for Service)

(908) 566-3800
(Telephone number, including area code, of agent for service)

Copy to:
Morton A. Pierce, Esq.
Ivan J. Presant, Esq.
Chang-Do Gong, Esq.
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 259-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-107873) (the “Registration Statement”) of Alpharma Inc., a Delaware corporation (the “Company”).
     On December 29, 2008, pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated as of November 23, 2008 among King Pharmaceuticals, Inc., a Tennessee corporation (“King”), Albert Acquisition Corp., a Delaware corporation and wholly owned subsidiary of King (“Purchaser”) and the Company, Purchaser merged with and into the Company with the Company continuing as the surviving entity (the “Merger”). Immediately following the Merger, the Company became a wholly owned subsidiary of King. Each share of Class A Common Stock, par value $0.20 per share (including the associated preferred stock purchase rights), of the Company (other than shares held by the Company, King and Purchaser and shares held by holders who properly exercise their appraisal rights under applicable Delaware law), issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted into the right to receive $37.00 per share in cash, without interest and subject to any required withholding of taxes.
     In connection with the Merger, the Company hereby removes from registration all of its securities registered pursuant to the Registration Statement that remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on this 13th day of January, 2009.

ALPHARMA INC.
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below, which includes a majority of the board of directors, on this 13th day of January, 2009.

Signature	Title

/s/ Brian A. Markison Brian A. Markison	President, Chief Executive Officer, Director

/s/ Jeffrey S. Campbell Jeffrey S. Campbell	Chief Financial Officer (principal financial officer)

/s/ Donald I. Buzinkai Donald I. Buzinkai	Vice President, Controller and Principal Accounting Officer

/s/ Joseph Squicciarino Joseph Squicciarino	Director

/s/ James W. Elrod James W. Elrod	Director